Exhibit 4.113

HOT SPRINGS RANCH

GEOTHERMAL LEASE AND AGREEMENT

THIS GEOTHERMAL LEASE AND AGREEMENT is made and entered into as of the 15th day of October, 2008, ("Lease"), by and between, Roger and Nancy Johnson, as their joint property, (as to a one-third interest), hereinafter collectively referred to as "Lessor" and Nevada Geothermal Power Company, a Nevada corporation, herein after referred to as "Lessee".

WHEREAS, Lessor is the owner of a one-third interest in the geothermal and solution mineral rights to certain lands (the "Rights"), situated in Humboldt County, Nevada, described on Exhibit "A" attached hereto and incorporated herein, comprising 320 acres of land (the "Lands"), more or less, together with all right, title and interest of Lessor, presently owned or hereafter acquired, in the above described Rights.

WHEREAS, the parties hereto are desirous of having the Rights developed for the production of geothermal and/or solution mineral resources.

NOW, THEREFORE, witnesseth that:

1.

GRANT OF LEASE AND RIGHTS.

(a)

Lessor, for and in consideration of the sum of $10.00 and other good and valuable consideration and of the rentals and royalties herein provided and of the covenants and agreements hereinafter contained, hereby grants, demises, leases and lets unto Lessee the Rights with the sole and exclusive right to Lessee to drill for, produce, extract, take and remove from the Lands: (1) all products of geothermal processes, embracing indigenous steam, hot water and hot brines; (2) steam and other gases, hot water and hot brines resulting from water, gas, or other fluids artificially introduced into subsurface formations; (3) heat or other associated energy found beneath the surface of the earth; (4) geothermal water from geopressured zones; and (5) by products of any of the foregoing such as solution minerals (exclusive of oil or hydrocarbon gas that can be separately produced) which are found in solution or in association with or derived from any of the foregoing (each collectively referred to as "Substances"). For the same consideration, Lessee is hereby granted the right to store, utilize, process, convert, and otherwise use such Substances on or off the Lands and to sell the same or any part thereof on or off the Lands during the term hereof, with the right of entry to the extent that right of entry belongs to Lessor thereon at all times for said purposes, and Lessee shall obtain from the surface landowner the right to construct, use, maintain, erect, repair and replace thereon, and to remove therefrom all roads, pipelines, ditches and lanes, telephone and telegraph lines, utility installations power lines, poles tanks, evaporation or settling basins, extraction or processing plants, machinery, equipment, buildings, electric power plants and equipment for generation and transmission of electric power, and for the handling, treatment or storage of the Substances, and all structures and facilities relating thereto, which Lessee may desire to erect, construct, or install in carrying on Lessee's business and operations on or from the Lands; and Lessee shall obtain from the surface landowner the right to erect, maintain, operate and remove a plant or plants, structures and facilities with all necessary appurtenances for the conversion of the Substances into heat, power or another form of energy, and for the extraction of products from steam, brine or water produced from the Lands, including all rights necessary or convenient thereto, together with rights of way for passage over, upon and across and ingress and egress to and from the Lands for any or all of the above mentioned purposes. Lessee shall also have the right to utilize or to dispose of waste brine and other waste products from a well or wells on the Lands into a well or wells drilled or converted for that purpose on the Lands, and the right to inject water, brine, steam and gases from a well or wells on the Lands for the purpose of maintaining or restoring pressure, increasing or maintaining production, or testing in the productive zones beneath the Lands.

(b)

In addition to the Rights granted to Lessee under items (1) through (5) under Section 1(a) above, Lessor hereby grants to Lessee the sole and exclusive right to explore the Lands for Substances by geological, geophysical or other methods, whether now known or not; and subject to Lessor's consent which shall not be unnecessarily withheld, subject to an agreement with the surface landowner and owner of the water rights and to Nevada law, to take water from the Lands for operations hereunder, further provided, however, that Lessee's use of water shall not interfere with or impair any of Lessor's existing or established water rights of any nature.

(c)

Lessee shall be entitled, without accounting to Lessor therefor in any manner, to flow  and/or blow wells without restriction for testing or operating purposes.

2.

LEASE TERMS AND RENTALS

(a)

The Lease shall be for a term of ten (10) years from and after the date hereof ("Primary Term"). and for so long thereafter as (i) any of the Substances shall be produced in Commercial Quantities from any of the Lands or (ii) for so long as the Lease may be kept in force under any other provision hereof. For the purposes of the Lease, the term "Commercial Quantities" shall mean the production and sale of Substances derived from the Lands to parties dealing at arm's length in amounts sufficient to maintain a profitable level of operations.

(b)

If at the expiration of the Primary Term hereof none of the Substances is being produced in Commercial Quantities, but on or before that date reworking operations (including, among other things, cleaning, testing, repair, and replacement of wells and related facilities and equipment necessary to cause production from such wells), or the actual drilling in search of any of the Substances are commenced on the Lands, the Lease will continue in force for so long as such operations are continuously prosecuted and Lessee shall be obligated to continue the rental payments at the rate in effect for the tenth (10th) year of the lease, with annual adjustments to such rate to reflect annual changes in the US consumer price index; and, such operations shall be considered to be continuously prosecuted if not more than six (6) months shall elapse between completion or abandonment of one well and beginning of the actual drilling or reworking of another well. If, as a result of such operations, any of the Substances are produced in Commercial Quantities or production is restored, the Lease will remain in force for so long as any of the Substances shall be so produced in Commercial Quantities. If said Substances are being so produced in Commercial Quantities from any part of the Lands at or after expiration of the Primary Term hereof and all of such production shall thereafter cease, Lessee may, within six (6) months from cessation of such production, resume drilling or reworking operations in an effort to obtain or restore such production of any of the Substances, in which event the Lease shall remain in force for so long as such operations are continuously prosecuted, as provided above; and, if such operations shall result in production in Commercial Quantities of any of the Substances, for so long as any of them are produced in Commercial Quantities.

(c)

The Lessor acknowledges and agrees that the annual rental payments, due in advance on the anniversary of the lease and payable in US dollars, for the onethird interest of the Lessor, and for a full or 100% interest, during the term of the lease shall be as follows, with the first annual rental payment due within 10 days of execution of this Lease:

Year	1/3 Interest	100% Interest
1	3,420	10,260
2	4,020	12,060
3	4,620	13, 860
4	5,220	15,660
5	5, 820	17,460
6	12,420	37,260
7	13,020	39,060
8	13,620	40,860
9	14,220	42,660
10	14,820	44,460

(d)

In addition to the rental payments described in Section 2(c) above, the Lessee shall also reimburse the Lessor for the actual cost of the attorney fees for examination of this lease to a maximum of $2,500.

(e)

Rental payments made under Section 2(c) above shall apply toward or be credited to royalties payable or to become payable on actual production (if any) only for the year such rentals are paid.

(f)

Notwithstanding the limitation of the term of the Lease as set forth in Section 2(a) above, the Lease shall not be terminated for lack of production in Commercial Quantities after its Primary Term if Lessee shall have shut in any or all producing wells on the Lands or any land unitized or pooled with the Lands as provided in Section 18 hereof for engineering or economic reasons sufficient in its good faith opinion to warrant such action; provided, however, that in the case of such shutdowns, Lessee shall pay Lessor, on or before the anniversary date of the Lease, the rental set forth Section 2(c) above and each such payment shall maintain the Lease in force and extend the term of the Lease for an additional year.

3. ROYALTIES

Lessee shall pay to Lessor royalties out of the proceeds received by Lessee from the sale of Substances produced from the Lands, or allocated to the Lands as provided in Section 14, as follows:

(a)

If Lessee, or any affiliate, lessee, sublessee, assigner or other third party of Lessee, generates electric power from any Substances or otherwise converts any Substances into electric power and sells any of said electric power in an arm's length transaction, a royalty equal to one-third of the rate set out below, payable from the gross proceeds of the sale of said electric power; less

(i)

any sales, excise or other taxes imposed on the sale of any said electric power so sold or which are required to be included in or added to the sales price thereof or paid by the seller; and

(ii)

any cost to Lessee of any transmission to the point of sale of any of said electric power so sold, if sold off the Lands or the Unit area, as the case may be.

The rate of the royalty rate payable under section 3(a) shall vary, depending upon the price per kilowatt hour ("kwh") stipulated in the power contract as follows:

Royalty Rate	Price per kwh
3.5%	Less than or equal to $0.086
4%	Greater than $0.086 to less than or equal to $0.121
5%	Greater than $0.121

(b)

If Lessee, or any affiliate of Lessee, sells any Substances as such in an arm's length transaction, a royalty equal to one-third of five percent (5%) of the gross proceeds (which exclude deduction of royalties of any kind) from the sale by Lessee or its affiliate of the Substances; less

(i)

any sales, excise or other taxes imposed on the sale of any Substances sold or which are or are required to be included in, or added to the sales price thereof or paid by the seller; and

(ii)

any cost to Lessee of any transportation or transmission to the point of sale of any Substances so sold, if sold off the Lands or the Unit area, as the case may be; and

(c)

If Lessee treats or processes or causes to be processed, any Substances for the extraction or manufacture therefrom of any by-products, and sells any byproducts, a gross royalty equal to one-third of two percent (2%) of the proceeds from the sale by Lessee of said by-products; less

(i)

any sales, excise or other taxes imposed on the sale of any by-products so sold which are or are required to be included in or added to the sales price thereof or paid by the seller; and

(ii)

one-third of any cost to Lessee of any transportation to the point of sale of any of said by-products so sold, if sold off the Lands or the Unit area, as the case may be.

(d)

If Lessee uses Substances at a commercial facility other than an electric power generating facility, a royalty equal to one-third of ten percent (10%) of the net profits produced by such commercial operation, net profits being the proceeds generated by Lessee, less any associated costs to Lessee including but not limited to the cost of any plant or facility determined in accordance with generally accepted accounting principles and/or operational costs and of any transmission to the point of use if used off the Lands or the Unit area, as the case may be.

(e)

Lessee may use, free of royalty, Substances and electric power developed from the Lands for the conduct of Lessee's operations on the Lands for the production of Substances and electrical power, Lessee shall not be required to account to Lessor for or pay royalty on any Substances reasonably lost or consumed in operations on the Lands. The provisions of this section do not apply to any reinjection of substances or use of electric power developed from the Lands for the conduct of, or benefit of Lessee's operations off the Lands,

(f)

Lessee shall pay Lessor, on or before the last day of each and every calendar month, the royalties accrued and payable for the preceding calendar month. Concurrently with making each such royalty payment, Lessee shall deliver to Lessor a statement, certified as true, setting forth the basis for the determination of the royalty then paid by Lessee. Lessor shall have the right to audit, at Lessor's expense, Lessee's records concerning calculation of royalties. If mistakes are discovered by Lessor's audit which indicate that Lessor has been under paid by not less than $2,500, then Lessee shall reimburse Lessor for the costs of the audit (to a maximum of $5,000) and shall remedy any such mistakes within 1 month.

(g)

Lessee shall calculate the royalties contemplated in Section 3 on a monthly basis, and shall pay the royalty to Lessor within thirty (30) days after the end of each month.

4.

LATE CHARGE AND INTEREST.

Lessee acknowledges that late payment by Lessee to Lessor of Rental Payments, Royalty or other sums due from Lessee hereunder will cause Lessor to incur costs not contemplated by this Agreement, the exact amount of which will be extremely difficult to ascertain. Accordingly, if any Rental payment, Royalty payment, or other amount due and payable by Lessee hereunder is not received by Lessor within 30 days after such amount is due, then Lessee shall owe Lessor a late charge equal to ten percent (10%) of such overdue amount. The Parties agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment by Lessee. Lessor's acceptance of such late charge shall not constitute a waiver of Lessee's default with respect to such overdue amount nor prevent Lessor from exercising any of their other rights and remedies set forth in this Agreement.

5.

LEASE PAYMENTS

All payments required to be made by Lessee to Lessor hereunder shall be paid to Lessor by mailing or delivering check(s) to the Lessor, or by wire transfer to the bank account of the Lessor (if requested by the Lessor) or to her successors or assigns, herein all payments will be made in US dollars to the Lessor at the address indicated in section 30.

6.

LESSEE'S USE OF PRODUCTION FOR ITS OPERATION

Lessee shall obtain an agreement with the surface owner and the owner of the water rights to use in its drilling, production and processing operations hereunder such amounts of water produced by Lessee's operations, or Substances produced from the Lands as may be reasonably required by Lessee for such purposes or as required under applicable laws and regulations.

7.

UNECONOMIC SUBSTANCES

(a)

Nothing herein contained shall require Lessee to produce any Substances or to recover, save and market any of the Substances contained in the brines or other well output produced from wells on the Lands, which, in Lessee's judgment, reasonably exercised, is not economic to produce, recover, save or market. Lessee shall have the right, without accountability to Lessor therefor, to waste or dispose of any such uneconomic Substances by such lawful manner or means as Lessee shall deem appropriate in the circumstances subject to the environmental and surface operations protection provisions herein.

(b)

Lessee shall not be obligated to produce Substances it is unable to market at the well or wells, plant or plants. It is recognized that the market demand for the Substances may vary from time to time and during such periods as there is no market at the well or plant for any of the Substances, Lessee's obligation to produce, process and extract such Substances shall be suspended. Lessee shall have no obligation to save or process by-products described in Section l(a)(5).

(c)

Subject to the foregoing and except as herein otherwise provided, Lessee agrees that any wells it may drill and wells completed and thereafter operated, shall be performed with reasonable diligence and in accordance with good operating practice and all applicable laws so long as such wells shall produce Substances in paying quantities while the Lease is in force as to the portion of the Lands on which such well or wells are situated. Lessee agrees that it will abide by the statutes and regulations of the State of Nevada Division of Water Resources in drilling, using and abandoning any wells drilled under this Agreement.

8.

SURFACE OPERATIONS

(a)

Prior to the commencement of any operations on the Lands, Lessee shall inform Lessor of the commencement of such operations (under the notice provisions hereof, or otherwise) with the approximate date of such commencement and the location of same; such notice to be given within a reasonable time prior to the commencement of such operations.

(b)

The Lessee shall complete a baseline measurement of the water level and flow of the springs on the Lands prior to commencement of production drilling operations.

(c)

Lessee agrees to enter into a separate agreement with the surface landowner to use reasonable care at all times in all of Lessee's operations on the Lands to prevent injury or damage to cattle, livestock, buildings, water diversion works, ditches, tanks and water wells or other property of the surface landowner located thereon; and Lessee agrees to repair, mitigate or pay the surface landowner for all damages to the surface of the Lands and to the cattle, crops, buildings, livestock, fences, water diversions, ditches, tanks, water, water wells and, without limitation, all other property of the surface landowner situated on the surface of the Lands resulting from Lessee's operations on the Lands. Lessee agrees to defend and hold harmless the Lessor from any costs or liabilities incurred as a result of a dispute with the surface landowner arising from the actions of the Lessee.

(d)

No well products or surface materials or refuse of any kind shall be allowed to deposit upon, pass into or otherwise enter or degrade or pollute the waters or the water supply of landowner or others. All drilling fluids, well products and other substances, the spillage of which would contaminate or otherwise adversely affect the productivity of any portion of the Lands, or which would adversely affect the waters or the water supply of the surface landowner or others, shall be removed by Lessee in such manner and to such place or places as to insure that such contamination or adverse effect does not occur.

9.

COMPENSATION FOR DAMAGE.

Lessee shall fully compensate Lessor for all damage, injury and loss to any of Lessor's improvements or personal property on the Property, to the extent caused by Lessee's Geothermal Operations on the Property. Lessor shall fully compensate Lessee for all damage, injury and loss to any of Lessee's improvements or personal property on the Property, to the extent caused by Lessor or any of its Related Persons' operations or activities on the Property. The damaged Party shall promptly notify the damaging Party of any damage, injury, or loss for which such damaging Party is responsible hereunder. The amount of compensation payable by such damaging Party shall be determined by agreement between the Parties.

10.

COMPLIANCE WITH THE LAW.

Lessee shall, at Lessee's sole cost, promptly comply in all material respects with all Governmental Regulations relating to Lessee's Geothermal Operations on the Property, including to all exploration and development work performed by Lessee during the term of this Agreement.

11.

RESERVATION OF RIGHTS OTHER THAN GEOTHERMAL RIGHTS.

Lessor hereby reserve all rights in and to the Property other than Geothermal Rights, and the rights incidental to Geothermal Rights that are expressed in Section I. In so doing, Lessor reserves the surface of the Property to the extent necessary to enjoy and exploit the Mineral Estate of the Property, minus its Geothermal Rights, provided that the exploitation of the Mineral Rights does not materially conflict with the exploitation of the Geothermal Rights. Lessee shall have exclusive discretion to determine, acting reasonably, if there is a material conflict between Mineral Rights and Geothermal Rights. In the event of a material conflict between such rights, the Geothermal Rights shall have priority over the Mineral Rights. This reservation enables Lessor (or their tenant, lessee or successor in interest) to occupy and utilize the surface of the Property for the exploration for and the development, mining, extraction and production of any and all minerals (other than Geothermal Resources) that occur in or on the Property. Lessor reserves the right to convey, lease, license, transfer, or otherwise deal with all or any part of the Property for such purposes provided that such does not materially conflict with the exploitation of the Geothermal Rights. Without limiting the generality of the foregoing, neither Lessor nor any Related Person of Lessor shall engage in any activity on or in the vicinity of the Property that might cause a decrease in the temperature, pressure, or other beneficial characteristics of the Geothermal Resources or in the output or efficiency of any Electrical Generating Facility, Processing Facility or geothermal well, whether located on the Property or other lands.

12.

TITLE WARRANTY

To the best of the Lessor's knowledge, the Lessor is the legal and beneficial owner of a one-third interest in the Rights. The Lessee agrees to examine the title to the surface and mineral rights and to determine to its satisfaction that the title of the Lessor is as represented herein.

13.

LESSER OR AFTER ACQUIRED INTEREST

If it should hereafter appear that Lessor, at the time of making the Lease and without the knowledge of Lessor, owned a lesser interest than a one-third interest in the Substances contained in and under the Lands, then thereafter the rentals, royalties and the like accruing to Lessor hereunder shall be adjusted and paid to Lessor in the proportion which Lessor's interest bears to the to the entire interest in the Substances, but at no time shall the Lessor be required to refund any excess rental fees paid. Notwithstanding the foregoing, should Lessor hereafter acquire any additional right, title or interest in or to the Lands or the Substances, then any increase in payments of money hereunder necessitated thereby shall commence with the payment next following receipt by Lessee of satisfactory evidence of Lessor's acquisition of such additional interest.

14.

TAXES

(a)

Lessee shall pay all taxes levied and assessed against Lessee's leasehold interest in the Lands. Lessee shall pay all taxes levied and assessed against all structures, improvements and personal property placed upon the Lands by Lessee and all taxes attributable to any increase in the assessed value of the Lands attributable to the activities or operations of Lessee or the discovery or production of Substances. Surface owner shall pay all taxes levied and assessed against the Lands as such except to the extent of any increased taxes thereon borne by Lessee as provided in the preceding sentence and against any rights thereto not covered by the Lease and shall pay all taxes levied and assessed against all structures and improvements placed on the Lands by Lessor.

(b)

Lessor agrees to pay only the percentage that represents Lessor's ownership of any and all taxes assessed upon Lessor's royalty proceeds for any Substances or Other Minerals produced and sold by Lessee.

15.

OPERATIONS

(a)

All operations and acts of Lessee upon the Lands shall be performed in a good, safe and workmanlike manner and in accordance with recognized good operating, engineering and industry standards and practices. All operating sites shall be kept neat, clean and safe and operations shall be conducted so as to eliminate, so far as practicable, dust, noise and noxious odors. Lessee shall hold harmless and indemnify the Lessor against any costs or liabilities incurred by the Lessor arising from accidents that occur as a result of the Lessor's operations.

(b)

Lessee agrees to obtain all local, state and federal permits required to conduct the operations set forth in this Agreement.

(c)

Lessee shall comply with all federal and state laws and county ordinances and regulations applicable to its operations hereunder,

(d)

Lessee shall forever save harmless, defend and indemnify Lessor from and against any and all manner of claims, judgments or suits whatsoever arising out of Lessee's operations hereunder other than those arising in whole or in part from Lessor's gross negligence or willful misconduct, and this Section shall survive termination of the Lease.

(e)

All of the labor to be performed and all of the materials to be furnished in the operations of Lessee hereunder shall be at Lessee's sole cost and expense unless otherwise specified herein, and Lessor shall not be chargeable with or liable for any part thereof. Lessee shall protect the Lands against liens of every character arising from its operation thereon and this Section shall survive termination of the Lease.

(f)

Any work or drilling operations preliminary to the drilling in the ground or reworking operations may be undertaken in any order Lessee shall see fit. All such work and operations shall be prosecuted with reasonable diligence.

(g)

Lessee shall prepare and erect upon the Lands a project sign that identifies the owners of the Lands, provides the contact details of the Lessee and a statement to the effect that the owners of the Lands or geothermal rights are not liable for any of the debts or obligations of the Lessee.

16.

UNITIZATION

(a)

Lessee shall have the right, at its sole option, from time to time, either before or after production, to unitize, pool or combine all or any part of the Lands or interests with other land or lands or lease or leases (whether held by Lessee or others and whether or not the surface of such lands may be used for development or operating purposes) adjacent, adjoining or in the immediate vicinity of the Lands to comprise one or more operating or development units ("Unit"), and drilling operations or production on any such Unit shall constitute compliance herewith to the same extent as though such operations or production were on the Lands. Lessor's participation interest in any Unit shall be the proportion that the Lessor's one-third interest in the Lands within the Unit bear to the total number of acres in the Unit. Such Unit shall come into existence upon Lessee's execution in writing and recordation in the Office of the County Recorder in the county in which the Lands are situated, of an instrument identifying and describing the Unit's acreage. Lessee shall at all times keep Lessor informed of the Lands included in any Unit.

(b)

Lessee shall have the right at any time or times to increase or decrease the size of any Unit, and any change in the amount of Lessor's royalties resulting from the unitization of all or part of the Lands or an increase or decrease of the Lands in a Unit shall not be retroactive.

(c)

As to each and any such Unit, Lessee shall have the right to commingle for the purpose of utilizing, selling or processing, or causing to be processed, the steam or steam power and/or extractable minerals produced from such Unit with the steam or steam power and/or extractable minerals produced from other lands or units, so long as the production from the Unit which includes all or portions of the Lands is measured, metered or gauged as to Unit production; Unit production so measured, metered or gauged shall then be allocated to the Lands in accordance with the provisions of Section 16(a) above.

(d)

Allocation, as aforesaid, shall cease upon any termination, either in whole or in part (by surrender, forfeiture or otherwise), of this or any other lease covering lands in such Unit as to the lands covered by such terminated lease or part thereof. In the event of the failure of Lessor's or any other owner's title as to any portion of the lands included in any such Unit, such portion of such land shall likewise be excluded in allocating production from such Unit; provided, however, Lessee shall not be held to account for any production allocated to any lands to be excluded, as aforesaid, from such Unit unless and until Lessee has actual knowledge of the aforesaid circumstances requiring such exclusion.

(e)

If any taxes of any kind are levied or assessed (other than taxes on the land as such or any rights thereto not covered by the Lease), any portion of which is chargeable to Lessor under Paragraph 14 hereof, then the share of such taxes to be borne by Lessor as provided in the Lease shall be in proportion to the share of the royalty from such Unit allocated to the Lands.

(f)

Lessee may, at its sole option, at any time when there is no production in such Unit of Substances in quantities deemed paying by Lessee, terminate such Unit by a written declaration, in the manner in which it was created.

17.

FORCE MAJEURE

Lessee's obligations hereunder, save and except payment of annual rentals set forth in Section 2(c) above, payment of insurance, payment of taxes, obligations to allow inspections and access to records and to maintain financial assurances for reclamation, shall be suspended, and., if such suspension is after the Primary Term, the term of this Lease and the period for removal of Lessee's property in the event of termination shall be extended while Lessee is prevented from complying therewith by strikes; lockouts; riots; action of the elements, including but not limited to fire, explosion, flood, volcanic activity, earthquakes, or tidal waves; accidents; delays in transportation; inability to secure labor or materials in the open market; laws, rules or regulations of any Federal, State, County, Municipal or other governmental agency, authority or representative having jurisdiction, including failure or delay in issuance of necessary permits or approvals (provided that Lessee diligently applied for and prosecutes applications for permits and approvals); war (whether declared or undeclared); acts of God; or by other material matters or conditions beyond the reasonable control of Lessee which have a materially adverse effect on Lessee's ability to conduct operations on the Lands, whether or not similar to the conditions or matters in this Section specifically enumerated ("Force Majeure").

18.

SURRENDER

(a)

Lessee may, at any time, surrender the Lease to Lessor in its entirety or, from time to time, surrender only so much of the Lands as Lessee may elect in the instrument of surrender by executing and delivering to the Lessor and recording in the Official Records of Humboldt County, Nevada in which the Lands are located a quitclaim deed or deeds covering all or any part of the Lands so selected by Lessee for surrender, and Lessee shall thereby be relieved of all obligations as to the acreage so surrendered, except for obligations for rental payments provided for under Section 2(c) which shall not be affected, and obligations already accrued by the terms hereof or as provided by Sections 18 and 19 hereof.

(b)

Further, upon the expiration of the Lease or its earlier termination under the provisions herein, Lessee shall remain obligated to Lessor (a) for any royalties or other payments accrued and unpaid and (b) for uncompleted acts Lessee was obligated to complete prior to such expiration or termination, (c) for any damage to Lessor or the Lands resulting from any breach of this Lease by Lessee, (d) for any liens, charges or encumbrances to which the Lands may have become subject by reason of the acts or omissions of Lessee, and (e) for all obligations which by their terms survive the termination of this Lease.

19.

BREACH OF AGREEMENT BY LESSEE

If Lessee shall fail to pay any installment of royalty or rental when due and if such default shall continue for a period of ten (10) days after receipt by Lessee of written notice thereof from Lessor to Lessee, then at the option of Lessor the Lease shall terminate as to any portions thereof or any interests therein as to which Lessee is in default; provided, however, that if there be a bona fide dispute as to the amount due and all undisputed amounts are paid, and legal or arbitration proceedings are commenced to resolve such dispute and the disputed funds have been paid into court or to the arbitrator pending final resolution of the matter, then said ten day (10) period shall be extended until five (5) days after such dispute is settled by final court decree, arbitration or agreement. If Lessee shall be in default in the performance of any obligations under the Lease other than the payment of rental or royalty, and if for a period of thirty (30) days after written notice is given to Lessee by Lessor of such default and Lessee shall fail to commence and thereafter diligently and in good faith prosecute action to remedy such default, Lessor may terminate the Lease. No default in the performance of any condition or obligation hereof or termination by reason thereof shall affect the Rights of Lessee hereunder with respect to any drilling, injection, disposal, or producing well or wells and related facilities and rights of access thereto, in regard to which Lessee is not in default, together with an area of acreage reasonably necessary for operation and maintenance thereof in the form of a square surrounding each such well then completed or being drilled, and rights of way, easements, and surface areas necessary for continuing Lessee's operations on the Lands retained, or on other lands in the vicinity thereof, including without limitation sites for electric generating plants or for other processing or use of Substances. Disputes or differences between Lessor and Lessee shall not interrupt performance or the continuation of operations. In the event of any dispute or difference, operations shall be continued in the same manner as prior to such dispute or difference until the matters in dispute have been resolved, and thereupon such payments or restrictions shall be made as may be required under the terms of the settlement or resolution of the dispute.

20.

REMOVAL OF LESSEE'S PROPERTY

(a)

Lessee may at any time during the term of the Lease remove all or any of the property and fixtures placed by it in or upon the Lands, including the right to draw and remove all casing. Subject to agreement with surface owner.

(b)

Following termination of the Lease or any part thereof for any cause, Lessee shall (with the consent of Lessor) deliver to the Lessor a quitclaim deed, in recordable form, surrendering to the Lessor all right, title and interest of the Lessee in that part of the Lands as to which the Lease shall have been so terminated, saving and excepting necessary easements and rights of way on the Lands for Lessee's further operations on any part of the Lands as to which the Lease shall not have been terminated and on Lessee's other lands in the vicinity. The ownership of any of Lessee's property not removed by it during the period herein provided shall, in the absence of Force Majeure, be deemed abandoned by Lessee and shall pass to Lessor without further act of the parties or either of them effective upon expiration of such period, provided, however, Lessee shall remain liable to the surface landholder for any such property which Lessee fails to remove. Lessee shall defend, hold harmless and indemnify the Lessor against any cause of action that arises from failure to reclaim the surface as prescribed in an agreement with the land owner.

21. ASSIGNMENT

(a)

Lessee shall not directly or indirectly assign all or any part of its rights or interest in and to the Lease, including but not limited to Lessee's right to occupy such portions of the surface of the Lands as may be necessary for the construction of plants and other facilities to any person without the prior written consent of Lessor, which consent shall not be unreasonably withheld, provided that the proposed transferee has the financial resources and technical expertise to discharge the duties and obligations of Lessee. No assignment by either party hereunder shall be effective for any purpose whatsoever until and unless a certified or conformed copy of the recorded instrument of assignment; shall be given to the other party, in the same manner as is provided for a notice hereunder.

(b)

In the event of the sale by the Lessee and its partners to an unrelated entity of 100 % of the geothermal rights to the Lands, then the Lessor shall have the right to receive their one-third share of 1 % of the proceeds (cash, securities or other consideration) of the sale. For greater certainty, this right shall not apply to the acquisition or disposition of a partial participating interest in the project to one or more joint venture partners.

(c)

Lessor shall have the right to assign their right or interest in and to the lease without the consent of Lessee, provided that the purchaser or assignee of such right or interest has first agreed to be bound by the terms of the lease.

(d)

Lessor acknowledges that Lessee has previously granted Sierra Geothermal Power Corp. ("Sierra") an option to earn a 50% interest in the geothermal rights held by Lessor in certain lands that are in close proximity to the Lands (the "Sierra Agreement"). Further, as a result of an area of influence provision in the Sierra Agreement, the Lands will become subject to the Sierra Agreement.

22.

ADDITIONAL OPERATIONS

(a)

For the consideration paid at the time of execution of this Agreement, and subject to a separate agreement with the surface landowner, and without any additional consideration to be paid to the Lessor therefore, except as provided below, Lessor hereby grants to Lessee, its successors and assigns, the following rights, which may be exercised at any time or from time to time during the duration of the Lease:

(i)

The sole and exclusive right to slant drill a well or wells into, under, across and through the Lands and into and under lands other than the Lands together with the right to repair, redrill, deepen, maintain, inject in, rework and operate or abandon such well or wells for the production of Substances from such other lands together with the right to develop water from the Lands for any of Lessee's operations pursuant to this Section, together with all other rights necessary or convenient for Lessee's operations under this Section; and

(ii)

The sole and exclusive right to drill into and through the Lands below a depth of fifty feet (50') from the surface thereof, by means of a well or wells drilled from the surface of lands other than the Lands, and the right to abandon or repair, redrill, deepen, maintain, inject in, rework and operate such well or wells for the production of Substances from lands other than the Lands.

23.

INSPECTION RIGHTS/BOOKS AND RECORDS

(a)

Lessor, or her agents, may at reasonable times but at her sole risk and expense, examine the workings, installations, structures and operations of Lessee upon the Lands but shall do so in such manner as not to unreasonably interfere with Lessee's operations.

(b)

Lessee shall keep full and correct copies of its books and records with respect to all matters relevant to the royalty and other rights of Lessor hereunder and Lessor or her agents may upon reasonable notice and at reasonable times, but at Lessor's sole risk and expense, inspect and copy the same and interview Lessee's employees in connection therewith. This Section 23 shall survive termination of this Lease.

24.

INDEMNITY AND INSURANCE

(a)

All labor performed on or with respect to the Lands by or on behalf of Lessee and all materials furnished by or on behalf of Lessee for use upon the Lands or use elsewhere in Lessee's operations hereunder and all liabilities and obligations incurred in any manner in or in connection with Lessee's acts and operations on or with respect to the Lands shall be at the sole expense of Lessee, and Lessor shall not be chargeable with or liable for any part thereof. Lessee shall protect the Lands against liens of any and every character arising or which might arise from its operations, acts or failure to act on or with respect to the Lands. Lessee hereby indemnifies Lessor against and agrees to defend and hold it and the Lands free of and harmless from any and all liens, charges and liability arising by reason of the operations, act or omissions of Lessee or its employees or agents.

(b)

Lessee shall protect Lessor and the Lands against damages of every kind and character which may be occasioned to any person or to the property of any person or to the general public or environment or air or water by reason of the operations, acts or omissions of Lessee or its employees or agents and hereby indemnifies Lessor and the Lands of Lessor against and agrees to defend and hold it free of and harmless from any and all claims, demands and liability for such damages. Lessee at its own expense, shall obtain prior to commencing operations on the Lands and shall thereafter maintain during the life of this Lease all Workmen's Compensation Insurance required by law and such comprehensive general liability and property damage insurance (with minimum coverage of $2,000,000), protecting both Lessee and Lessor, during each particular period of time as shall be clearly adequate in coverage and amount under the circumstances prevailing during that time period and shall annually furnish Lessor, prior to the expiration of any such policy, with certificates evidencing the renewals for such insurance. This Section 24 shall survive termination of this Lease.

25.

FEES AND BONDS

Lessee shall at its sole cost and expense and without recourse against Lessor:

(a)

Pay all fees and other charges payable by either Lessee or Lessor to the State of Nevada or any agency thereof or to any other governmental entity or agency thereof, for or with respect to or in connection with or for the supervision of or official action with respect to the drilling, redrilling, deepening, operation or abandonment of each well on the Lands; and

(b)

Obtain insuring bonds or agreement (and provide copies of such to Lessor), legally sufficient as to issuer, amount, coverage and terms, as are required by the State of Nevada or any agency thereof or by any other governmental entity or agency thereof to be filed or deposited by either Lessee or Lessor for or with respect to or in connection with or for the supervision of or official action with respect to the drilling, redrilling, deepening operation or abandonment of any well on the Lands or the drilling or other operations of Lessee on or with respect to the Lands, and for the permitting, licensing, siting, construction, operation and maintenance of electric power plants and associated lines, wires, pipelines and equipment.

26.

RECLAMATION AND RESTORATION MATTERS

(a)

In the event any buildings or personal property shall be damaged, destroyed or required to be removed because of Lessee's operations on the Lands, Lessee shall be liable for payment of the reasonable value thereof. Upon completion of any well drilled on the Lands, Lessee shall level land, fill all sump holes and excavations and shall remove all debris and shall leave the location of such well in a clean and sanitary condition. Lessee in its operations on the Lands shall at all times have due and proper regard for the rights and convenience and the health welfare and safety of Lessor and Surface landowner, occupants, invitees, and other third persons. Any wells drilled by Lessee hereunder shall be drilled in a manner so as to not affect any water well of Lessor on the Lands and such wells shall be drilled by Lessee so as to seal off and protect Lessor's surface waters and domestic and irrigation well waters.

(b)

Lessee shall perform all reclamation and restoration of the Lands required by local, state and federal laws and regulations as a result of Lessee's activities or operations on the Lands and this obligation shall survive the termination of this Lease to the extent that any such reclamation and restoration obligations have not been completed on the date of termination.

27.

ENVIRONMENTAL.

(a)

Definitions. "Hazardous Materials" shall mean any material, waste, chemical, mixture, or by-product which (a) is now or is subsequently defined, listed, or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation by any Governmental Authority. "Applicable Environmental Laws" shall mean any Governmental Regulation relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

(b).

Hazardous Material Activities. Lessee shall limit any use, generation, storage, treatment, transportation and handling of Hazardous Materials in connection with its use of the Property (collectively, "Hazardous Materials Activities") to those Hazardous Materials, and to those quantities of them, that are necessary or appropriate for the conduct of its business on the Property. Lessee shall not cause or permit any Hazardous Materials to be disposed of or abandoned at the Property, except in compliance with the Applicable Environmental Laws. If any governmental approval, consent, license or permit is required under Applicable Environmental Laws for Lessee to perform any portion of its work at the Property, including any air emission permits, before commencing any such work, Lessee shall be solely responsible, at its expense, for obtaining ,and thereafter maintaining, the same. Lessee shall cause all Hazardous Materials present at the Property in connection with it's Hazardous Materials Activities to be safely and securely stored in a manner permitted by Applicable Environmental Laws.

(c)

Spills of Hazardous Materials. Lessee shall be solely responsible at its expense for cleaning up to completion any and all Contamination for which it is responsible, in full conformance to all Applicable Environmental Laws.

(d)

Removal of Stored Hazardous Materials. Before the expiration or termination of this Agreement, and not withstanding any other provisions of this Agreement, and in full conformance to all Applicable Environmental Laws, Lessee shall: (a) cause to be removed from the Property all Hazardous Materials stored at the Property in connection with Lessee's Geothermal Operations on the Property or in connection with Lessee's Hazardous Materials Activities on the Property; and (b) cause to be dismantled, closed and removed from the Property all devices, drums, equipment, and containments used for handling, storing or treating Hazardous Materials that were placed on the Property in connection with Lessee's Geothermal Operations.

(e)

Environmental Indemnity. Each Party ("the Indemnifying Party") shall defend, indemnify and hold harmless the other Party (the "Indemnified Party") shall defend, indemnify and hold harmless the other Party (the "Indemnified Party") and the Indemnified party's Related Persons, with counsel reasonably acceptable to the Indemnified Party, from and against any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including reasonable attorneys' fees, consultant's fees, and other expert's fees and costs) and damages, to the extent caused by: (a) the Indemnifying Party's or its Related Persons' Hazardous Materials Activities; (b) the Indemnifying Party's or its Related Persons' Contamination; (c) any noncompliance with Applicable Environmental Laws in connection with the Indemnifying Party's or its Related Persons' use of the Property; of (d) a breach of any obligation of the Indemnifying Party under this Section. Notwithstanding the foregoing, it is expressly understood and agreed by Lessor that Lessee shall not be obligated to indemnify Lessor in any manner whatsoever with respect to: (a) any pre-existing contamination on the Lands, natural or otherwise; (b) any adverse health conditions which may arise from use of Substances by Lessor for domestic purposes; or (c) for any contamination on the Lands which is unrelated to the activities of Lessee.

(f)

Survival. The provisions of this Section shall survive any termination or expiration of this Agreement.

28.

PROTECTION OF PROJECT FINANCING

(a)

Upon completion of a positive feasibility study confirming the economic viability of the Substances, the Lessee shall have the right to obtain bona fide loans (including through special purpose revenue bonds) and to secure such loans by encumbering its leasehold interest in the geothermal rights created by this Lease by any financial or other security instrument, including, without limitation, an assignment of Lessee's profits from the Lands, which constitutes a lien on all or any portion of the leasehold estate of the Lessee created by the Lease ("Leasehold Security"); provided however, that the proceeds of such loans are to be used for the development, design, planning, purchase, construction, maintenance, and operation of one or more power plants and associated well fields and related equipment, personal property, fixtures and improvements necessary or desirable in the operation of such facilities.

(b)

The Lessor shall have no obligation to execute an instrument which in any way affects the term hereof, the indemnities provided herein, or rent or royalties payable under the Lease or any other substantive provision of this Lease.

(c)

In the event of insolvency or bankruptcy of Lessee, the lender shall have no right to seek repayment from the Lessor of any indebtedness due to the lender from the Lessee.

(d)

The Leasehold Security shall not affect the rights of the Lessor to occupy the Lands.

29.

CONSENT, ESTOPPEL AND RATIFICATION CERTIFICATES

Lessor shall, without charge at any time and from time to time, provided that Lessee is not in default of any material obligations under the Lease, within thirty (30) days after request by Lessee, certify to by written instrument, duly executed and acknowledged, and deliver same to Lessee or any other party or parties designated by Lessee:

(a)

Whether the Lease is in full force and effect;

(b)

Whether Lessee is in default under the Lease;

(c)

That the Lease may be assigned as security to secure financing;

(d)

That Lessor will afford the lender or any party holding a security interest in the Lease all opportunities available to Lessee to cure any defaults under the Lease strictly in accordance with the Lease and not beyond existing periods;

(e)

Such other reasonable assurances and information as Lessee may request. 30. NOTICES

Any notice or other communication hereunder by Lessor or Lessee to the other shall be given in writing by sending the same either by email or prepaid registered or certified mail with return receipt requested, addressed as follows:

(a)

To the Lessor:

Roger and Nancy Johnson

PO Box 916

Winnemucca, NV 89446

Email:

regancreek.z-onramp.net

To the Lessee:

Nevada Geothermal Power Company

900-409 Granville Street Vancouver, BC

V6C 1T2

Attention:

Brian Fairbank

Email:

fairbank@nevedageothermal.com

Any notice sent by email shall be deemed to have been received by the recipient as of the date and time of transmission. Any notice mailed as aforesaid shall be deemed received upon receipt by the addressee. The parties may, by like notice at any time, and from time to time, change their respective addresses for the purposes hereof. Postmark dates on registry receipts for such notices shall be conclusive as to the date of receipt.

31. ENTIRETY CLAUSE

(a)

If the Lands shall hereafter be owned in severalty, the premises nevertheless shall be developed and operated as one Lease, and all royalties accruing hereunder shall be treated as an entirety, and shall be divided among and paid to such separate owners in the proportion that the undivided interest owned by such separate owner bears to the entire leased acreage. Any payment required to be made by Lessee pursuant to the foregoing shall be paid in accordance with the provisions in Section 4 hereof.

(b)

There shall be no obligation on the part of the Lessee to off-set wells on separate tracts unto which the Lands covered by the Lease may be hereafter divided by sale, devise, unitization, or otherwise, or to furnish separate monitoring, metering, measuring or receiving facilities.

32.

SEVERABILITY

If any part, portion or provision of the Lease shall be found or declared null, void or unenforceable for any reason whatsoever by any court of competent jurisdiction or by any governmental agency having authority thereover, then only such part, portion or provision shall be affected thereby and the remainder of this instrument shall continue in full force and effect. The foregoing provisions of this paragraph shall be severable for the purposes of the provisions of this Section.

33.

LEASE CONTAINS ALL AGREEMENTS

It is expressly acknowledged and agreed by the parties hereto that, except for the Surface and Access Rights Agreement, the Lease and the exhibits attached hereto and forming a part hereof as of the date hereto set forth all of the promises, agreements, conditions and understandings between Lessor and Lessee with respect to the Lands, and supersedes all prior agreements, arrangements or understandings and that there are no promises, agreements, conditions or understandings, either oral or written, between them with respect to the Lands as of the date hereof other than are herein set forth. It is further acknowledged and agreed that no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Lessor and Lessee unless reduced to writing and executed by them.

34.

COUNTERPARTS

The Lease may be executed in counterparts by the parties hereto with the same effect as if the parties hereto had signed the same document. All counterparts shall be constituted together and shall constitute one Lease.

35.

RECORDABLE DOCUMENT

Lessor and Lessee agree to execute a recordable Memorandum of Geothermal Lease and Agreement providing constructive notice of the contents hereof which document shall be recorded in the Official Records of Humboldt County, Nevada in a form acceptable to Lessor and will provide a copy to Lessor.

36.

GOVERNING LAW AND VENUE

All questions relating to the execution, validity, interpretation, and performance of this Lease shall be governed by the laws of the State of Nevada. It is agreed that all disagreements concerning the respective obligations of the parties under this Lease shall be resolved in accordance with the rules of the American Arbitration Association. Each party shall bear its own attorney's fees and costs in connection resolving such disputes unless a specific award for costs is made in favour of one party under a decision of a duly appointed arbitrator.

37.

ATTORNEY'S FEES

In the event a lawsuit or other action is instituted to enforce any of the provisions of this agreement, the parties agree that the prevailing party shall be entitled to its reasonable attorney's fees and costs.

38.

BINDING EFFECT

The Lease and all of the terms, covenants an conditions hereof shall extend to and be binding upon the respective heirs, executors, administrators, grantees, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the date hereinabove first written.

THE LESSOR

SIGNED, SEALED AND DELIVERED

in the presence of

Signed	Signed
Victoria Kepler	Roger Johnson

SIGNED, SEALED AND DELIVERED

in the presence of

Signed	Signed
Victoria Kepler	Nancy Johnson

STATE OF NEVADA

COUNTY OF HUMBOLDT

On this   8th day of   August   , 2008, before me personally appeared Roger and Nancy Johnson (insert name or names), personally known to me (or proved to me on the basis of satisfactory evidence) an acknowledged to me that he/she is the person mentioned in this instrument as one of the Lessor, that his/her name is subscribed to it, that he/she knows the contents of the instrument and executed it voluntarily, and is of the age of 19 years or more.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first

Above written	Victoria Kepler (signed) NOTARY PUBLIC in and for the State of Nevada

STATE OF NEVADA

COUNTY OF HUMBOLDT

On this _______ day of ______________, 2008, before me personally appeared ________________________ (insert name or names), personally known to me (or proved to me on the basis of satisfactory evidence) and acknowledged to me that he/she is the person mentioned in this instrument as one of the Lessor, that his/her name is subscribed to it, that he/she knows the contents of the instrument and executed it voluntarily, and is of the age of 19 years or more.

IN WITNESS WHEREOF, 1 have hereunto set my hand and affixed my official seal the day and year first above written.

________________________________

NOTARY PUBLIC in and for the State of Nevada

THE LESSEE

NEVADA GEOTHERMAL POWER COMPANY

Per: Signed

Name: Brian Fairbank

Title: President

I have the authority to bind the corporation

STATE OF NEVADA

COUNTY OF HUMBOLDT

On this 16th  day of  October , 2008, before me personally appeared Brian Fairbank (insert name or names), personally known to me (or proved to me on the basis of satisfactory evidence) and acknowledged to me that he/she is the person mentioned in this instrument as the President of the Lessee, that his/her name is subscribed to it, that he/she is duly authorized to execute the instrument on behalf of the Lessee, that he/she knows the contents of the instrument and executed it voluntarily, and is of the age of 19 years or more.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Signed NOTARY PUBLIC in and for the State of Nevada

EXHIBIT A

To

Hotsprings Ranch Geothermal Lease and Agreement

Humboldt County, Nevada

Geothermal Rights Only

Township 33 North, Range 40 East, MDB&M

Section 4:

S ½ (320 acres more or less)